EXHIBIT 10.1
WAUWATOSA SAVINGS BANK
11200 West Plank Court
Wauwatosa, WI 53226
October 25, 2005
Personal and Confidential
Douglas S. Gordon
18270 San Lucas Ct.
Brookfield, WI 53045
Dear Doug:
     We are pleased to present you with this offer of employment with Wauwatosa Savings Bank (the “Bank”). We believe that the skills and experience you possess will be a definite asset to our organization and we are certain you will be able to make significant impact on the long term success of the Bank.
     The specifics of the offer and your employment are as follows:
     1. You will be employed by the Bank as an executive employee, pursuant to the terms of this letter and the Bank’s general employment policies. Initially you will be elected as the President and Chief Operating Officer of the Bank (“COO”), however, and without respect to your employment, your continuation in that position is subject to the Articles and bylaws of the Bank and your annual reelection and appointment to that position by the Board of Directors of the Bank. Subject to the ability of the Board of Directors of the Bank and the other entities to amend bylaws and create an additional board position, you will also be elected to the Board of the Bank and its holding companies, Lamplighter Financial, MHC (the “MHC”) and Wauwatosa Holdings, Inc. (“WH”). Your continuation as a director is also subject to the Articles and bylaws of the various entities and to your reelection by shareholders or members, as the case may be. Your employment duties and responsibilities will be as described in detail in a job description which will be prepared and provided to you on or before November 16, 2005, but will be consistent with those duties typically performed by a President and COO of a bank. You shall devote your full time and attention to the performance of your duties on behalf of the Bank.
     2. Initially, and subject to the provisions of paragraph 6, you will be employed for a term commencing November 16, 2005 (or such other date as you actually commence working, provided it is prior to November 30, 2005) and continuing to and through December 31, 2007. Thereafter, your employment may be extended for a further defined term subject to your agreement and affirmative action taken by the Board not less than sixty (60) days prior to December 31, 2007.

Doug Gordon
10/25/05

     3. Your initial annual base salary will be $250,000, subject to applicable withholding, payable periodically according to the normal practices of the Bank. For calendar year 2006 you will also be eligible for a bonus of no less than $150,000 payable no later than January 15, 2007. For the year 2007 you will also be eligible for a bonus of no less than $200,000 payable no later than January 15, 2008. Bonuses will be payable, provided, in the view of the Board, determined after the conclusion of the applicable year, that you have materially assisted during that year in moving the Bank in the strategic direction defined by the Board. The bonus for 2007 may, in the discretion of the Board of WH, consist, at least in part, of stock options and/or restricted stock grants of WH stock. The stock component of any bonus is subject to the adoption of stock benefit programs by the Board and the shareholders of WH (not including the vote of shares held by the MHC).
     4. You will also be provided with a Bank owned or leased automobile for your use during your term of employment by the Bank, in accordance with the Bank’s automobile policy. The Bank will also provide you with initiation fees, grossed up to a pretax amount, that will approximately provide you with the after tax dollars sufficient to pay the initiation fees in a golf club, in an amount and at a club approved by the Compensation Committee of WH. You will also be reimbursed for the annual dues of the club and for special assessments. The Bank will reimburse you for business use of the club in accordance with its policies for business expense reimbursement in effect from time to time. Minimum charges and personal use of the club shall be your responsibility.
     Should you terminate your employment or cease to be employed by the Bank for any reason prior to December 31, 2007 you will be required to repay a portion of initiation fees, annual dues and special assessments paid by the Bank relative to your club membership. Specifically, you would repay any dues and special assessments paid in the year your employment ceased and all of the initiation fees if your employment ceased in 2006 and one-half the fees if termination occurred in 2007.
     5. You will also be entitled, in accordance with the Bank’s policies in effect from time to time, to participate in the Bank’s employee benefit programs as are offered to other employees and/or executive officers of the Bank. If you want a copy of the Bank’s Associate Handbook which describes the benefits currently available, please let me know.
     6. Your employment and the payment of any compensation or the provision of any benefits to you shall cease upon your resignation or upon termination of your employment by the Bank for cause (as such term is defined below).
     Termination for cause shall mean termination because of your Personal dishonesty (as hereinafter defined), Incompetence (as hereinafter defined), Willful

Doug Gordon
10/25/05

Misconduct (as hereinafter defined), breach of fiduciary duty involving personal profit, intentional failure to perform your stated duties, willful violation of any law rule or regulation (other than traffic violations or similar offenses) or of any cease and desist order, or material breach of any provision of this agreement; provided, however, in the event Bank determines that you have intentionally failed to perform your stated duties or materially breached this Agreement, the Bank may not terminate you for cause unless the Bank has notified you of such failure or breach, you have been given a reasonable period of time to cure such failure or breach, and in the opinion of the Bank, you have not cured such failure or breach. For the purpose of this Agreement: (i) “Incompetence” means you demonstrated lack of ability to perform the duties assigned to you which lack of ability directly causes (or the Board of Directors determines is reasonably likely to cause) material injury to the bank; (ii) “Personal Dishonesty” means conduct on your part which evinces a want of integrity or an intentional breach of trust and which directly causes (or the Board of Directors determines is reasonably likely to cause) material injury to the Bank; and (iii) “Willful Misconduct” means conduct on your part which evinces a deliberate disregard of the interest of the Bank and which causes (or the Board of Directors determines is reasonably likely to cause) direct material injury to the Bank.
     All of us on the Board of the Bank look forward to working with you and sincerely hope you accept this offer. If you wish to accept employment with the Bank on the terms outlined, please sign below and return a copy of this letter to me, along with a signed copy of the enclosed Consumer Report Disclosure and Authorization Form, in the envelope provided. This offer is contingent upon the completion of a background investigation of you and our receipt of a report from your meeting with Dr. John E. Dehlinger of Vernon, Roche & Hodgeson, both in a form and containing information satisfactory to us.
     This offer will expire if not accepted by you on or before 5:00 PM November 30, 2005.

Sincerely, WAUWATOSA SAVINGS BANK
/s/ Donald J. Stephens

Donald J. Stephens President and Chief Executive Officer

Accepted and Agreed to:
This 25th day of October, 2005

/s/ Doug Gordon

Doug Gordon